Exhibit 10.15

EXECUTION COPY

SECURITY AGREEMENT

dated as of

June 16, 2010

among

SPECTRUM BRANDS, INC.,

SB/RH HOLDINGS, LLC,

THE OTHER GRANTORS PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Trustee

SCHEDULES:

Schedule 1	Equity Interests in Subsidiaries and Affiliates Owned by Original Grantors

Schedule 2	Other Investment Property and Specified Instruments Owned by Original Grantors

Schedule 3	Commercial Tort Claims

EXHIBITS:

Exhibit A	Security Agreement Supplement

Exhibit B	Copyright Security Agreement

Exhibit C	Patent Security Agreement

Exhibit D	Trademark Security Agreement

Exhibit E	Perfection Certificate

Exhibit F	Issuer Control Agreement

Exhibit G	Securities Account Control Agreement

Exhibit H	Deposit Account Control Agreement

ii

SECURITY AGREEMENT

SECURITY AGREEMENT dated as of June 16, 2010 among SPECTRUM BRANDS, INC., a Delaware corporation (the “Company”), SB/RH HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the subsidiaries of the Company listed on the signature pages hereof and the Additional Grantors described herein (the Company, Holdings, the Subsidiaries so listed and the Additional Grantors being, collectively, the “Grantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral trustee under the Collateral Trust Agreement (in such capacity, including any successor thereto, the “Collateral Trustee”), for the benefit of the Secured Parties described herein.

WHEREAS, the Company has entered into the Term Loan Credit Agreement described in Section 1 hereof, pursuant to which the Company will borrow funds for the purposes set forth therein;

WHEREAS, the Company has entered into the Senior Secured Note Indenture described in Section 1 hereof, pursuant to which the Company will issue its 9.50% Senior Secured Notes due 2018 (the “Senior Secured Notes”);

WHEREAS, the Company is willing to secure (i) its obligations under the Term Loan Credit Agreement and under the Senior Secured Notes and the Senior Secured Note Indenture and (ii) certain other obligations, by granting Liens on its assets to the Collateral Trustee as provided in the Security Documents;

WHEREAS, Holdings has guaranteed the foregoing obligations of the Company pursuant to the Holdings Term Loan Guaranty and the Holdings Senior Secured Notes Guaranty and is willing to secure its guarantee thereof by granting Liens on its assets to the Collateral Trustee as provided in the Security Documents;

WHEREAS, the Company has caused each of its Domestic Subsidiaries to guarantee the foregoing obligations of the Company pursuant to the Subsidiary Term Loan Guaranties and the Subsidiary Senior Secured Note Guaranties (subsidiaries that are party to such guaranties are collectively the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”) and is willing to cause each such Domestic Subsidiary to secure its guarantee thereof by granting Liens on its assets to the Collateral Trustee as provided in the Security Documents;

WHEREAS, each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Term Loan Credit Agreement and the Senior Secured Note Indenture;

WHEREAS, the Term Lenders are not willing to make loans under the Term Loan Credit Agreement and the Senior Noteholders are not willing to purchase the Senior Secured Notes, unless (i) the foregoing obligations of the Company are secured and guaranteed as described above and (ii) each guarantee thereof is secured by Liens on assets of the relevant Guarantor as provided in the Security Documents;

WHEREAS, the Company, the Grantors, the Term Loan Agent, the Senior Indenture Trustee and the Collateral Trustee have entered into that certain Collateral Trust Agreement dated as of June 16, 2010 (as it may be amended, modified, supplemented, restated or replaced from time to time, the “Collateral Trust Agreement”), pursuant to which the Collateral Trustee has been appointed by the Term Loan Agent on behalf of the Term Lenders and the Senior Indenture Trustee on behalf of the Senior Noteholders, and the Collateral Trustee has agreed, to hold and administer the Liens granted pursuant to the Security Documents for the ratable benefit of all of the Secured Parties on a pari passu basis;

WHEREAS, the Grantors want to be able from time to time, as contemplated by the Collateral Trust Agreement, to cause other obligations of the Company to be secured hereunder on a pari passu basis; and

WHEREAS, upon any foreclosure or other enforcement of the Security Documents, the net proceeds of the relevant Collateral are to be received by or paid over to the Collateral Trustee and applied as provided in the Collateral Trust Agreement;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions.

(a) Terms Defined in Collateral Trust Agreement. As used herein, each of the following terms shall have the meaning specified in the Collateral Trust Agreement:

Term

Additional Authorized Representative

Additional Secured Debt Facility

Affiliate

Authorized Representative

Bankruptcy Proceeding

Class

Governmental Authority

Term

Holdings Senior Secured Note Guaranty
Holdings Term Loan Guaranty
Lien
Notice of Actionable Default
Permitted Investments
Person
Refinance
Required Secured Parties
Secured Debt Agreement
Secured Debt Documents
Secured Parties
Senior Noteholders
Senior Secured Note Documents
Senior Secured Note Secured Parties
Subsidiary Senior Secured Note Guaranties
Subsidiary Term Loan Guaranties
Term Lender
Term Loan Documents
Term Loan Secured Parties
Term Loans
Transaction Liens

(b) Terms Defined in UCC. As used herein, each of the following terms shall have the meaning specified in the UCC:

Term	UCC

Account	9-102
Authenticate	9-102
Certificated Security	8-102
Chattel Paper	9-102
Commercial Tort Claim	9-102
Commodity Account	9-102
Commodity Customer	9-102
Deposit Account	9-102
Document	9-102
Entitlement Holder	8-102
Equipment	9-102
Financial Asset	8-102 & 103
General Intangibles	9-102
Instrument	9-102
Inventory	9-102
Investment Property	9-102

Term	UCC

Letter-of-Credit Right	9-102
Record	9-102
Securities Account	8-501
Securities Intermediary	8-102
Security	8-102 & 103
Security Entitlement	8-102
Supporting Obligation	9-102
Uncertificated Security	8-102

(c) Additional Definitions. The following additional terms, as used herein, shall have the following meanings:

“ABL Agent” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABL Credit Agreement” shall mean that certain Loan and Security Agreement dated as of June 16, 2010, among the Company and certain of its Subsidiaries, as borrowers, Holdings and certain Subsidiaries, as guarantors, the lenders party thereto, and Bank of America, N.A., as administrative agent, as the same may be amended, supplemented, modified or Refinanced from time to time in accordance with the terms of the ABL Intercreditor Agreement.

“ABL Intercreditor Agreement” shall have the meaning assigned to such term in Section 28.

“Actionable Default” shall mean the occurrence of any of the following:

(a) an “Event of Default” under and as defined in the Term Loan Credit Agreement;

(b) an “Event of Default” under and as defined in the Senior Secured Note Indenture; or

(c) any event or condition which, under the terms of any Additional Secured Debt Facility, causes, or permits (after giving effect to any applicable grace periods) holders of the Additional Secured Obligations with respect to such Additional Secured Debt Facility to cause, such Additional Secured Obligations to become immediately due and payable;

provided that, upon delivery of a Notice of Actionable Default, the Collateral Trustee may assume that an Actionable Default shall be deemed to be continuing unless the Notice of Actionable Default delivered with respect thereto shall have been withdrawn in a written notice delivered to the Collateral Trustee by the Term

Loan Agent, the Senior Indenture Trustee or the Additional Authorized Representative, as applicable, prior to the first date on which the Collateral Trustee commences the exercise of any remedy with respect to the Collateral following the receipt of such Notice of Actionable Default.

“Additional Grantor” shall mean each Subsidiary that shall, at any time after the date hereof, become a “Grantor” pursuant to Section 20.

“Additional Secured Obligations” shall mean all obligations of any of the Grantors from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including any Post-Petition Interest) on the indebtedness for borrowed money outstanding under each Additional Secured Debt Facility, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Bankruptcy Proceeding with respect to any Grantor, regardless of whether allowed or allowable in such proceeding), of the Grantors under the Additional Secured Debt Documents owing to the Additional Secured Parties (in their capacity as such). For the avoidance of doubt, as of the date hereof, there are no Additional Secured Obligations outstanding.

“Agreement” shall mean this Agreement, as amended, restated or modified from time to time in accordance with the terms of this Agreement, the Collateral Trust Agreement and the ABL Intercreditor Agreement.

“Cash Collateral Account” shall have the meaning assigned to such term in Section 8.

“Cash Distributions” shall mean dividends, interest and other distributions and payments (including proceeds of liquidation, sale or other disposition) made or received in cash upon or with respect to any Collateral.

“Closing Date” shall mean the date on which the initial loans are made under the Term Loan Credit Agreement and the initial notes are issued under the Senior Secured Note Indenture, which date is June 16, 2010.

“Collateral” shall mean all property, whether now owned or hereafter acquired, on which a Lien is granted or purports to be granted to the Collateral Trustee pursuant to the Security Documents. When used with respect to a specific Grantor, the term “Collateral” shall mean all its property on which such a Lien is granted or purports to be granted.

“Collateral Accounts” shall mean the Cash Collateral Accounts, the Controlled Deposit Accounts and the Controlled Securities Accounts, which for the avoidance of doubt shall exclude any Exempted Deposit Accounts.

“Collateral Trust Agreement” shall have the meaning assigned to such term in the recitals.

“Collateral Trustee” shall have the meaning assigned to such term in the introductory statement.

“Control” shall have the meaning specified in UCC Section 8-106, 9-104, 9-105, 9-106 or 9-107, as may be applicable to the relevant Collateral.

“Controlled Deposit Account” shall mean a Deposit Account (i) that is subject to a Deposit Account Control Agreement or (ii) as to which the Collateral Trustee is the Depositary Bank’s “customer” (as defined in UCC Section 4-104).

“Controlled Securities Account” shall mean a Securities Account that (i) is maintained in the name of a Grantor at an office of a Securities Intermediary located in the United States and (ii) together with all Financial Assets credited thereto and all related Security Entitlements, is subject to a Securities Account Control Agreement.

“Copyright License” shall mean any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use, copy, reproduce, distribute, prepare derivative works, display or publish any records or other materials on which a Copyright is in existence or may come into existence, including any exclusive Copyright license agreement identified in Schedule 1 to any Copyright Security Agreement.

“Copyrights” shall mean all the following: (i) all copyrights under the laws of the United States or any other country (whether or not the underlying works of authorship have been published), all registrations and recordings thereof, all copyrightable works of authorship (whether or not published), and all applications for copyrights under the laws of the United States or any other country, including registrations, recordings and applications in the U.S. Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Copyright Security Agreement, (ii) all renewals of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Copyright Security Agreement” shall mean a Copyright Security Agreement, substantially in the form of Exhibit B (with any changes that the Collateral Trustee and the Company shall have approved), executed and delivered by a Grantor in favor of the Collateral Trustee for the benefit of the Secured Parties.

“Deposit Account Control Agreement” shall mean, (x) a Deposit Account Control Agreement substantially in the form of Exhibit H (with any changes that the Collateral Trustee and the Company shall have approved) and (y) with respect to any Deposit Account of any Grantor other than a Term Priority Cash Collateral Account, so long as the ABL Credit Agreement remains in effect, a Deposit Account Control Agreement (as defined in the ABL Credit Agreement) (with any changes that the Collateral Trustee and the Company shall have approved), in either case (A) providing that the relevant Depositary Bank will comply with instructions originated by the Collateral Trustee or the ABL Agent, as applicable, directing disposition of the funds in such Deposit Account, without further consent by such Grantor and (B) subordinating to the Lien of the secured parties described therein all claims of the Depositary Bank to such Controlled Deposit Account (except its right to deduct its normal operating charges and any uncollected funds previously credited thereto).

“Depositary Bank” shall mean a bank at which a Controlled Deposit Account is maintained.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States, any State thereof or the District of Columbia.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Excluded Assets” shall mean:

(a) voting Equity Interests in any Foreign Subsidiary, to the extent (but only to the extent) required to prevent the Collateral from including more than 65% of all voting Equity Interests in such Foreign Subsidiary;

(b) any interest in a joint venture or non-wholly owned Subsidiary to the extent and for so long as the attachments of security interest created hereby therein would violate any joint venture agreement, organizational documents, shareholders agreement or equivalent agreement relating to such joint venture or Subsidiary;

(c) any rights of any Grantor in any contract, license, right or other agreement if under the terms thereof, or any applicable law with respect thereto, the valid grant of a security interest therein to the Collateral Trustee is prohibited and such prohibition has not been waived or the consent of the other party to such contract or license has not been obtained or, under applicable law, such prohibition cannot be waived; provided, however, that “Excluded Assets” shall not be interpreted (A) to apply to any contract or license to the extent the applicable prohibition is ineffective or unenforceable under the UCC (including Sections 9-406 through 9-409) or any other applicable law, or (B) so as to limit, impair or otherwise affect the Collateral Trustee’s unconditional continuing security interest in and Lien upon any rights or interests of such Grantor in or to moneys due or to become due under any such contract or license (including any accounts);

(d) any intent-to-use U.S. trademark application to the extent that, and solely during the period in which, grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application or the mark that is the subject of such application under applicable federal law;

(e) motor vehicles the perfection of a security interest in which is excluded from the UCC in the relevant jurisdiction;

(f) any Equipment or other property which is subject to a Lien permitted by (x) Section 6.02(l) of the Term Loan Credit Agreement, securing indebtedness permitted by clause (f) or (g) of Section 6.01 of the Term Loan Credit Agreement, (y) by clause (20) of the definition of “Permitted Liens” under the Senior Secured Note Indenture securing indebtedness permitted by Section 4.06(b)(4) of the Senior Secured Note Indenture and (z) any comparable provision of any Additional Secured Debt Facility, where the terms of such indebtedness (or of the Lien securing such indebtedness) prohibit the existence of a junior Lien on the applicable property; provided, that immediately upon the ineffectiveness, lapse or termination of any such restriction, such property will cease to be an Excluded Asset;

(g) any Exempted Deposit Account; and

(h) other property that the Applicable Authorized Representative may determine from time to time that the cost of obtaining a Lien thereon exceeds the benefits of obtaining such a Lien.

“Exempted Deposit Account” shall mean a Deposit Account, the balance of which consists exclusively of (a) withheld income taxes and federal, state, local and foreign employment taxes in such amounts as are required in the reasonable judgment of the Company to be paid to the U.S. Internal Revenue Service or any successor agency thereto or any other applicable Governmental Authority within the following three (3) months with respect to employees of any Grantor and (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 or any Foreign Plan (as defined in the Term Loan Credit Agreement) on behalf of or for the benefit of employees of one or more Grantors.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Grantors” shall have the meaning assigned to such term in the introductory statement.

“Guarantors” shall have the meaning assigned to such term in the recitals.

“Holdings” shall have the meaning assigned to such term in the introductory statement.

“Intellectual Property” shall mean all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Intellectual Property Filing” shall mean (i) with respect to any Patent, Patent License recorded with the U.S. Patent and Trademark Office, Trademark or Trademark License recorded with the U.S. Patent and Trademark Office, the filing of the applicable Patent Security Agreement or Trademark Security Agreement with the U.S. Patent and Trademark Office, together with an appropriately completed recordation form, and (ii) with respect to any Copyright or exclusive Copyright License, the filing of the applicable Copyright Security Agreement with the U.S. Copyright Office, together with an appropriately completed recordation form, in each case sufficient to record the Transaction Lien granted to the Collateral Trustee in such Recordable Intellectual Property.

“Intellectual Property Security Agreement” shall mean a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement.

“Issuer Control Agreement” shall mean an Issuer Control Agreement substantially in the form of Exhibit F (with any changes that the Collateral Trustee and the Company shall have approved).

“License” shall mean any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party.

“Mortgage” shall mean a mortgage or deed of trust in form reasonably satisfactory to the Collateral Trustee in each case creating a Lien on real property in favor of the Collateral Trustee for the benefit of the Secured Parties and with such changes in the form thereof as the Collateral Trustee shall request for the purpose of conforming to local practice for similar instruments in the jurisdiction where such real property is located.

“Original Grantor” shall mean any Grantor that grants a Lien on any of its assets hereunder on the Closing Date.

“own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.

“Patent License” shall mean any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right with respect to any Patent or any invention now or hereafter in existence, whether patentable or not, whether a patent or application for patent is in existence on such invention or not, and whether a patent or application for patent on such invention may come into existence or not, including any exclusive Patent license agreement recorded with the U.S. Patent and Trademark Office identified in Schedule 1 to any Patent Security Agreement.

“Patents” shall mean (i) all letters patent and design letters patent of the United States or any other country and all applications for letters patent or design letters patent of the United States or any other country, including applications in the U.S. Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Patent Security Agreement, (ii) all reissues, divisions, continuations, continuations in part, revisions and extensions of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Patent Security Agreement” shall mean a Patent Security Agreement, substantially in the form of Exhibit C (with any changes that the Collateral Trustee and the Company shall have approved), executed and delivered by a Grantor in favor of the Collateral Trustee for the benefit of the Secured Parties.

“Perfection Certificate” shall mean, with respect to any Grantor, a certificate substantially in the form of Exhibit E (with any changes that the Collateral Trustee and the Company shall have approved), completed and supplemented with the schedules contemplated thereby, and signed by an officer of such Grantor.

“Permitted Liens” shall mean (i) the Transaction Liens and (ii) any other Liens on the Collateral permitted to be created or assumed or to exist pursuant to each of (A) Section 6.02 of the Term Loan Credit Agreement, (B) Section 4.08 of the Senior Secured Note Indenture and (C) any other Secured Debt Agreement.

“Personal Property Collateral” shall mean all property included in the Collateral except Real Property Collateral.

“Pledged”, when used in conjunction with any type of asset, shall mean at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time. For example, “Pledged Equity Interest” shall mean an Equity Interest that is included in the Collateral at such time.

“Post-Petition Interest” shall mean any interest and fees that accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more of the Grantors (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Proceeds” shall mean all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the relevant Grantor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Real Property Collateral” shall mean all real property included in the Collateral.

“Recordable Intellectual Property” shall mean (i) any Patent registered with the U.S. Patent and Trademark Office, and any Patent License recorded in the U.S. Patent and Trademark Office, (ii) any Trademark registered with the U.S. Patent and Trademark Office, and any Trademark License recorded with the U.S. Patent and Trademark Office with respect to a Trademark so registered, (iii) any Copyright registered with the U.S. Copyright Office and any exclusive Copyright License with respect to a Copyright so registered, and all rights in or under any of the foregoing.

“Secured Obligations” shall mean (a) the Term Loan Obligations, (b) the Senior Secured Note Obligations, (c) subject to Section 2(b) of the Collateral Trust Agreement, the Additional Secured Obligations and (d) all amounts (including Post-Petition Interest) now or hereafter payable by the Company or any of its Subsidiaries arising under the Security Documents to the Collateral Trustee. For the avoidance of doubt, if the Transaction Liens securing any Class of Secured Obligations are released pursuant to Section 7(a)(iv) of the Collateral Trust Agreement, such obligations shall cease to be Secured Obligations.

“Securities Account Control Agreement” shall mean, when used with respect to a Securities Account, a Securities Account Control Agreement substantially in the form of Exhibit G (with any changes that the Collateral Trustee and the Company shall have approved) among the relevant Securities Intermediary, the relevant Grantor and the Collateral Trustee.

“Security Agreement Supplement” shall mean a Security Agreement Supplement, substantially in the form of Exhibit A, signed and delivered to the Collateral Trustee for the purpose of adding a Subsidiary as a party hereto pursuant to Section 20 and/or adding additional property to the Collateral.

“Security Documents” shall mean this Agreement, the Security Agreement Supplements, the ABL Intercreditor Agreement, the Collateral Trust Agreement, the Deposit Account Control Agreements, the Issuer Control Agreements, the Securities Account Control Agreements, the Mortgages, the Intellectual Property Security Agreements and all other supplemental or additional security agreements, control agreements, mortgages or similar instruments delivered pursuant to the Secured Debt Documents.

“Senior Indenture Trustee” shall mean US Bank, National Association, as trustee under the Senior Secured Note Indenture, together with its successors and assigns from time to time.

“Senior Secured Note Indenture” shall mean the Indenture dated as of June 16, 2010 among the Company, the Guarantors party thereto and US Bank, National Association, as indenture trustee, as the same may be amended, supplemented, modified or Refinanced from time to time in accordance with the terms of the ABL Intercreditor Agreement.

“Senior Secured Note Obligations” shall mean all obligations of any of the Grantors from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including any Post-Petition Interest) on the Senior Secured Notes and any other series of notes outstanding under the Senior Secured Note Indenture, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Bankruptcy Proceeding with respect to any Grantor, regardless of whether allowed or allowable in such proceeding), of the Grantors under the Senior Secured Note Documents owing to the Senior Secured Note Secured Parties (in their capacity as such); provided that the aggregate amount of Senior Secured Note Obligations shall not exceed greater of (x) $750,000,000 and (y) the maximum amount of Indebtedness permitted to be incurred under the Senior Secured Note Indenture by the Term Loan Credit Agreement at any time.

“Senior Secured Notes” shall have the meaning assigned to such term in the recitals.

“Specified Dormant Foreign Subsidiary” shall mean each of the following Foreign Subsidiaries: Minera Vidaluz S.A. de C.V., Rayovac Foreign Sales Corporation, and Zoephos International N.V., so long as each such Foreign Subsidiary transacts no business and has no operations other than activities required to maintain its existence; provided that no Subsidiary may be a Specified Dormant Foreign Subsidiary if the Borrower or any of its other Subsidiaries provides any credit support thereto or is liable in any respect for the liabilities thereof greater in the aggregate than such Subsidiary’s fair market value.

“Specified Instrument” shall mean any Instrument with a value greater than or equal to $5,000,000 and any Instrument representing intercompany debt or any global intercompany note.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person. For purposes of this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Subsidiary” shall mean any subsidiary of the Company.

“Term Loan Agent” shall mean Credit Suisse AG, Cayman Islands Branch as administrative agent under the Term Loan Credit Agreement, together with its successors and assigns from time to time.

“Term Loan Credit Agreement” shall mean the Credit Agreement dated as of June 16, 2010 among the Company, Holdings, the Term Lenders party thereto and Credit Suisse AG, Cayman Islands Branch as administrative agent, as the same may be amended, supplemented, modified or refinanced from time to time in accordance with the terms of the ABL Intercreditor Agreement.

“Term Loan Obligations” shall mean all obligations of any of the Grantors from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including any Post-Petition Interest) on the Term Loans and any other loans outstanding under the Term Loan Credit Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Bankruptcy Proceeding with respect to any Grantor, regardless of whether allowed or allowable in such proceeding), of the Grantors under the Term Loan Documents owing to the Term Loan Secured Parties (in their capacity as such); provided that the aggregate amount of Term Loan Obligations shall not exceed greater of (x) $850,000,000 and (y) the maximum amount of Indebtedness permitted to be incurred under the Term Loan Credit Agreement by the Secured Note Indenture at any time.

“Term Priority Cash Collateral Account” shall mean a deposit account established for the purpose set forth in the definition of “Net Cash Proceeds” in the Term Loan Credit Agreement or any comparable provision in any other Secured Debt Agreement.

“Trademark License” shall mean any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use any Trademark, including any Trademark license agreement recorded with the U.S. Patent and Trademark Office identified in Schedule 1 to any Trademark Security Agreement.

“Trademarks” shall mean: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, brand names, trade dress, prints and labels on which any of the foregoing have appeared or appear, package and other designs, and all other source or business identifiers, and all general intangibles of like nature, and the rights in any of the foregoing which arise under applicable law, (ii) the goodwill of the business symbolized thereby or associated with each of them, (iii) all registrations and applications in connection therewith, including registrations and applications in the U.S. Patent and Trademark Office or in any similar office or agency of the U.S., any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Trademark Security Agreement, (iv) all renewals of any of the foregoing, (v) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (vi) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Trademark Security Agreement” shall mean a Trademark Security Agreement, substantially in the form of Exhibit D (with any changes that the Collateral Trustee and the Company shall have approved), executed and delivered by a Grantor in favor of the Collateral Trustee for the benefit of the Secured Parties.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or, when the laws of any other jurisdiction govern the perfection of enforcement of a Transaction Lien, the Uniform Commercial Code of such jurisdiction.

“United States” or “U.S.” shall mean the United States of America.

(d) Rules of Construction. The rules of construction specified in Section 1(c) of the Collateral Trust Agreement also apply to this Agreement.

SECTION 2. Grant of Transaction Liens.

(a) The Company and each Guarantor listed on the signature pages hereof, in order to secure the Secured Obligations, grants to the Collateral Trustee for the benefit of the Secured Parties a continuing security interest in all the following property of the Company or such Guarantor, as the case may be, whether now owned or existing or hereafter acquired or arising and regardless of where located:

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash and Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles (including (x) any Equity Interests in other Persons that do not constitute Investment Property and (y) any Intellectual Property);

(vii) all Instruments;

(viii) all Inventory;

(ix) all Investment Property;

(x) the Commercial Tort Claims described in Schedule 3;

(xi) all Letter-of-Credit Rights;

(xii) all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of such Grantor pertaining to any of its Collateral;

(xiii) such Grantor’s ownership interest in (1) its Collateral Accounts, (2) all Financial Assets credited to its Collateral Accounts from time to time and all Security Entitlements in respect thereof, (3) all cash held in its Collateral Accounts from time to time and (4) all other money in the possession of the Collateral Trustee; and

(xiv) all Proceeds of the Collateral described in the foregoing clauses (i) through (xiii);

provided that, not withstanding the foregoing or anything herein to the contrary, in no event shall the Collateral include, or the security interest attach to, any Excluded Assets; provided, however, the security interests and Liens granted hereunder shall attach to, and the “Collateral” shall automatically include any asset or property of a Grantor that ceases to be an Excluded Asset, without further action by any Grantor or Secured Party.

(b) With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

(c) The Transaction Liens are granted as security only and shall not subject the Collateral Trustee or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Grantor with respect to any of the Collateral or any transaction in connection therewith.

SECTION 3. General Representations and Warranties. Each Grantor represents and warrants that:

(a) Such Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction identified as its jurisdiction of organization in the Perfection Certificate (except as disclosed in writing to the Collateral Trustee after the Closing Date).

(b) With respect to each Original Grantor, Schedule 1 lists all Equity Interests in Subsidiaries owned by such Grantor as of the Closing Date. Such Grantor holds all such Equity Interests directly (i.e., not through a Subsidiary, a Securities Intermediary or any other Person).

(c) With respect to each Original Grantor, Schedule 2 lists, as of the Closing Date, (i) all Securities owned by such Grantor (except Securities evidencing Equity Interests in Subsidiaries), (ii) all Securities Accounts to which Financial Assets are credited in respect of which such Grantor owns Security Entitlements and (iii) all Specified Instruments owned by such Grantor.

(d) Except as disclosed in writing to the Collateral Trustee, such Grantor owns no Commodity Account in respect of which such Grantor is the Commodity Customer.

(e) All Pledged Equity Interests owned by such Grantor are owned by it free and clear of any Lien other than (i) the Transaction Liens and Liens arising under the ABL Loan Documents and (ii) any nonconsensual Permitted Liens. All shares of capital stock included in such Pledged Equity Interests (including shares of capital stock in respect of which such Grantor owns a Security Entitlement) have been duly authorized and validly issued and are fully paid and non-assessable. None of such Pledged Equity Interests is subject to any option to purchase or similar right of any Person.

(f) Such Grantor has good and marketable title to all its Collateral (subject to exceptions that are, in the aggregate, not material), free and clear of any Lien, except for Permitted Liens.

(g) Such Grantor has not performed any acts that might prevent the Collateral Trustee from enforcing any of the provisions of the Security Documents or that would in any material respect limit the Collateral Trustee in any such enforcement. No financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral owned by such Grantor is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral, except financing statements, mortgages or other similar or equivalent documents with respect to Permitted Liens. After the Closing Date, no Collateral owned by such Grantor will be in the possession or under the Control of any other Person having a claim thereto or security interest therein, other than a Permitted Lien.

(h) The Transaction Liens on all Personal Property Collateral owned by such Grantor (i) have been validly created, (ii) will attach to each item of such Collateral on the Closing Date (or, if such Grantor first obtains rights thereto on a later date, on such later date) and (iii) when so attached, will secure all the Secured Obligations.

(i) When the relevant Mortgages have been duly executed and delivered, the Transaction Liens on all Real Property Collateral owned by such Grantor as of the Closing Date will have been validly created and will secure all the Secured Obligations. When such Mortgages have been duly recorded, such Transaction Liens will rank prior to all other Liens (except Permitted Liens) on such Real Property Collateral.

(j) Such Grantor has delivered a Perfection Certificate to the Collateral Trustee. With respect to each Original Grantor, information set forth therein is correct and complete as of the Closing Date. Within 60 days after the Closing Date, such Original Grantor will furnish to the Collateral Trustee a file search report from each UCC filing office listed in the Perfection Certificate, showing the filing made at such filing office to perfect the Transaction Liens on its Collateral.

(k) When UCC financing statements describing the Collateral as “all personal property” have been filed in the offices specified in the Perfection Certificate, the Transaction Liens will constitute perfected security interests in the Personal Property Collateral owned by such Grantor to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein except Permitted Liens. When, in addition to the filing of such UCC financing statements, the applicable Intellectual Property Filings have been made with respect to such Grantor’s Recordable Intellectual Property (including any future filings required pursuant to Sections 4(a) and 5(a)), the Transaction Liens will constitute perfected security interests in all right, title and interest of such Grantor in its Recordable Intellectual Property to the extent that security interests therein may be perfected by such filings, prior to all Liens and rights of others therein except Permitted Liens. Except for (i) the filing of such UCC financing statements, (ii) such Intellectual Property Filings and (iii) the due recordation of the Mortgages, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of the Security Documents or is necessary for the validity or enforceability thereof or for the perfection or due recordation of the Transaction Liens.

(l) Such Grantor has taken, and will continue to take, all actions necessary under the UCC to perfect its interest in any Accounts or Chattel Paper purchased or otherwise acquired by it, as against its assignors and creditors of its assignors.

(m) Such Grantor’s Collateral is insured to the extent required by the Term Loan Credit Agreement, the Senior Secured Note Indenture and any other Secured Debt Agreement.

(n) To the best of such Grantor’s knowledge, all of such Grantor’s Inventory has or will have been produced in compliance in all material respects with the applicable requirements of the Fair Labor Standards Act, as amended.

SECTION 4. Further Assurances; General Covenants. Each Grantor covenants as follows:

(a) Such Grantor will, from time to time, at the Company’s expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any Intellectual Property Filing) that from time to time may be necessary or desirable, or that the Collateral Trustee may reasonably request, in order to:

(i) create, preserve, perfect, confirm or validate the Transaction Liens on such Grantor’s Collateral;

(ii) in the case of Pledged Deposit Accounts, Pledged Investment Property, Pledged Instruments and Pledged Letter-of-Credit Rights, cause the Collateral Trustee to have Control thereof;

(iii) enable the Collateral Trustee and the other Secured Parties to obtain the full benefits of the Security Documents; or

(iv) enable the Collateral Trustee to exercise and enforce any of its rights, powers and remedies with respect to any of such Grantor’s Collateral.

Such Grantor authorizes the Collateral Trustee (or any Authorized Representative) to execute and file such financing statements or continuation statements in such jurisdictions with such descriptions of collateral (including “all assets” or “all personal property” or other words to that effect) and other information set forth therein as is necessary or desirable for the purposes set forth in the preceding sentence. Each Grantor also ratifies its authorization for the

Collateral Trustee (or any Authorized Representative) to file in any such jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof. The Collateral Trustee (or any Authorized Representative) is further authorized to file with the U.S. Patent and Trademark Office or U.S. Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interests granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Trustee as secured party. The Company will pay the costs of, or incidental to, any Intellectual Property Filings and any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto. For the avoidance of doubt, the Collateral Trustee’s responsibility for the preparation, filing or recording of any financing statement, continuation statement or other documents as a result of the authorizations set forth in this paragraph shall be limited as set forth in Section 6(b)(iv) of the Collateral Trust Agreement.

(b) Such Grantor will not (i) change its name or organizational form or structure, (ii) change its location (determined as provided in UCC Section 9-307) or (iii) become bound, as provided in UCC Section 9-203(d) or otherwise, by a security agreement entered into by another Person, unless it shall have given the Collateral Trustee at least 10 days’ prior written notice thereof and taken all steps necessary to maintain the Transaction Liens in the Collateral of such Grantor.

(c) If any of its Collateral in excess of $10,000,000, individually or in the aggregate at any time outstanding, is in the possession or control of a warehouseman, bailee or agent at any time, such Grantor will (i) notify such warehouseman, bailee or agent of the relevant Transaction Liens, (ii) instruct such warehouseman, bailee or agent to hold all such Collateral for the Collateral Trustee’s account subject to the Collateral Trustee’s instructions (which, subject to the terms of the ABL Intercreditor Agreement, shall permit such Collateral to be removed by such Grantor in the ordinary course of business until the Collateral Trustee notifies such warehouseman, bailee or agent that an Actionable Default has occurred and is continuing), (iii) cause such warehouseman, bailee or agent to Authenticate a Record acknowledging that it holds possession of such Collateral for the Collateral Trustee’s benefit and (iv) make such Authenticated Record available to the Collateral Trustee.

(d) Except for sales of Inventory in the ordinary course of business, such Grantor will not sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any of its Collateral; provided that such Grantor may do any of the foregoing unless (i) doing so would violate a covenant in the Term Loan Credit Agreement, the Senior Secured Note Indenture or any other Secured Debt Agreement or (ii) an Actionable Default shall have occurred and be continuing and either (A) the Collateral Trustee shall have notified such Grantor that its right to do so is terminated, suspended or otherwise limited or (B) the maturity of any or all of the Secured Obligations shall have been accelerated. Concurrently with any sale, exchange, assignment or other disposition (except a sale or disposition to another Grantor or a lease) expressly permitted by the foregoing proviso, the Transaction Liens on the assets sold, exchanged, assigned or disposed of (but not in any Proceeds arising from such sale or disposition) will cease immediately without any action by the Collateral Trustee or any other Secured Party. The Collateral Trustee will, at the Company’s expense, execute and deliver to the relevant Grantor such documents as such Grantor shall reasonably request to evidence the fact that any asset so sold or disposed of is no longer subject to a Transaction Lien.

(e) Such Grantor will, promptly upon request, provide to the Collateral Trustee all information and evidence concerning such Grantor’s Collateral that the Collateral Trustee may reasonably request from time to time to enable it to enforce the provisions of the Security Documents.

(f) Each year, concurrently with the delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a) of the Term Loan Credit Agreement (or a comparable provision in any other Secured Debt Agreement), each of Holdings and the Company shall deliver to the Collateral Trustee a certificate executed by its chief legal officer or its Financial Officer, certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings or continuations thereof, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (a) of this Section 4 to the extent necessary to protect and perfect the security interests granted hereunder for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5. Recordable Intellectual Property. Each Grantor covenants as follows:

(a) On the Closing Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will sign and deliver to the Collateral Trustee Intellectual Property Security Agreements with respect to all Recordable Intellectual Property then owned by it. Within 30 days after each June 30 and December 31 thereafter (starting with December 31, 2010), it will sign and deliver to the Collateral Trustee an appropriate Intellectual Property Security Agreement covering any Recordable Intellectual Property owned by it on such June 30 and December 31 that is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it. In each case, it will promptly after each such June 30 and December 31 make all Intellectual Property Filings necessary to record the Transaction Liens on such Recordable Intellectual Property.

(b) Such Grantor will notify the Collateral Trustee promptly if it knows that any application or registration relating to any Recordable Intellectual Property material to the operation of its business owned or licensed to it may become abandoned or dedicated to the public, or of any material adverse determination or development (including the institution of, or any adverse determination or development in, any proceeding in the U.S. Copyright Office, the U.S. Patent and Trademark Office (other than non-final office actions) or any court) regarding such Grantor’s ownership of such Recordable Intellectual Property, its right to register or patent the same, or its right to keep and maintain the same. If any of such Grantor’s rights to any Recordable Intellectual Property are infringed, misappropriated or diluted in any material respect by a third party, such Grantor will notify the Collateral Trustee in writing within 30 days after it learns thereof and will, unless such Grantor shall reasonably determine that such action would be of negligible value, economic or otherwise, or is otherwise likely to have an adverse effect on its business promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Recordable Intellectual Property.

(c) Upon the occurrence and during the continuance of an Actionable Default, each Grantor shall use its reasonable best efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License material to the operations of its business under which such Grantor is a licensee to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Trustee, for the ratable benefit of the Secured Parties, or its designee.

SECTION 6. Investment Property, Instruments and Letter-of-Credit Rights. Each Grantor represents, warrants and covenants as follows:

(a) Certificated Securities. On the Closing Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will deliver to the Collateral Trustee as Collateral hereunder all certificates representing Pledged Certificated Securities then owned by such Grantor. Thereafter, whenever such Grantor acquires any other certificate representing a Pledged Certificated Security, such Grantor will promptly (and in any case, within 10 Business Days) deliver such certificate to the Collateral Trustee as Collateral hereunder. The provisions of this subsection are subject to the limitation in Section 6(j) in the case of voting Equity Interests in a Foreign Subsidiary.

(b) Uncertificated Securities. Within 45 days of the Closing Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will enter into (and cause the relevant issuer to enter into) an Issuer Control Agreement in respect of each Pledged Uncertificated Security then owned by such Grantor, where the issuer of such Uncertificated Security is a Subsidiary of such Grantor (and use commercially reasonable efforts to cause the relevant issuer to enter into an Issuer Control Agreement in respect of each Pledged Uncertificated Security then owned by such Grantor, where the issuer of such Uncertificated Security is not a Subsidiary of such Grantor), and deliver such Issuer Control Agreement to the Collateral Trustee (which shall enter into the same). Thereafter, whenever such Grantor acquires any other Pledged Uncertificated Security, such Grantor will enter into (and cause the relevant issuer to enter into) an Issuer Control Agreement in respect of such Pledged Uncertificated Security, where the issuer of such Uncertificated Security is a Subsidiary of such Grantor (and use commercially reasonable efforts to cause the relevant issuer to enter into an Issuer Control Agreement in respect of each Pledged Uncertificated Security then owned by such Grantor, where the issuer of such Uncertificated Security is a not a Subsidiary of such Grantor), and deliver such Issuer Control Agreement to the Collateral Trustee (which shall enter into the same), and deliver such Issuer Control Agreement to the Collateral Trustee (which shall enter into the same). The provisions of this subsection are subject to the limitation in Section 6(j) in the case of voting Equity Interests in a Foreign Subsidiary.

(c) Security Entitlements. Within 45 days of the Closing Date (in the case of an Original Grantor) or on the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will, with respect to each Security Entitlement then owned by it, enter into (and cause the relevant Securities Intermediary to enter into) a Securities Account Control Agreement in respect of such Security Entitlement and the Securities Account to which the underlying Financial Asset is credited and will deliver such Securities Account Control Agreement to the Collateral Trustee (which shall enter into the same). Thereafter, whenever such Grantor acquires any other Security Entitlement, such Grantor will, as promptly as practicable, cause the underlying Financial Asset to be credited to a Controlled Securities Account.

(d) Perfection as to Certificated Securities. When such Grantor delivers the certificate representing any Pledged Certificated Security owned by it to the Collateral Trustee and complies with Section 6(h) in connection with such delivery, (i) the Transaction Lien on such Pledged Certificated Security will be perfected, subject to no prior Liens or rights of others other than nonconsensual Permitted Liens, (ii) the Collateral Trustee will have Control of such Pledged Certificated Security and (iii) the Collateral Trustee will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

(e) Perfection as to Uncertificated Securities. When such Grantor, the Collateral Trustee and the issuer of any Pledged Uncertificated Security owned by such Grantor enter into an Issuer Control Agreement with respect thereto, (i) the Transaction Lien on such Pledged Uncertificated Security will be perfected, subject to no prior Liens or rights of others other than nonconsensual Permitted Liens, (ii) the Collateral Trustee will have Control of such Pledged Uncertificated Security and (iii) the Collateral Trustee will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

(f) Perfection as to Security Entitlements. So long as the Financial Asset underlying any Security Entitlement owned by such Grantor is credited to a Controlled Securities Account, (i) the Transaction Lien on such Security Entitlement will be perfected, subject to no prior Liens or rights of others other than nonconsensual Permitted Liens (except Liens and rights of the relevant Securities Intermediary that are Permitted Liens), (ii) the Collateral Trustee will have Control of such Security Entitlement and (iii) no action based on an adverse claim to such Security Entitlement or such Financial Asset, whether framed in conversion, replevin, constructive trust, equitable lien or other theory, may be asserted against the Collateral Trustee or any other Secured Party.

(g) Agreement as to Applicable Jurisdiction. In respect of all Security Entitlements owned by such Grantor, and all Securities Accounts to which the related Financial Assets are credited, the Securities Intermediary’s jurisdiction (determined as provided in UCC Section 8-110(e)) will at all times be located in the United States.

(h) Delivery of Pledged Certificates. All certificates representing Pledged Certificated Securities, when delivered to the Collateral Trustee, will be in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Trustee.

(i) Communications. Upon the request of the Collateral Trustee, each Grantor will promptly give to the Collateral Trustee copies of any notices and other communications received by it with respect to (i) Pledged Securities registered in the name of such Grantor or its nominee and (ii) Pledged Security Entitlements as to which such Grantor is the Entitlement Holder.

(j) Foreign Subsidiaries. A Grantor will not be obligated to comply with the provisions of this Section at any time with respect to (i) any voting Equity Interest in a Foreign Subsidiary if and to the extent (but only to the extent) that such voting Equity Interest is an Excluded Asset at such time and (ii) any Equity Interest in a Specified Dormant Foreign Subsidiary so long as it meets the requirements contained in the definition of “Specified Dormant Foreign Subsidiary”.

(k) Compliance with Applicable Foreign Laws. If at any time (i) the Collateral includes any Equity Interest in a Foreign Subsidiary (each such Foreign Subsidiary being referred to herein as a “First Tier Foreign Subsidiary”) and (ii) either (A) such First Tier Foreign Subsidiary and its subsidiaries represent more than 10% of the Consolidated EBITDA (as defined in the Term Loan Credit Agreement) for the most recent fiscal quarter then ended (occurrence of such event, the “10% Trigger”) or (B) an Actionable Default has occurred and is continuing, then the applicable Grantor will, upon request of the Collateral Trustee, use its commercially reasonable efforts to take all such action as may be required under the laws of the applicable foreign jurisdictions to ensure that the Transaction Lien on such Collateral ranks prior to all Liens and rights of others therein to the extent permitted by such law.

(l) Certification of Limited Liability Company and Partnership Interests. Any limited liability company and any partnership controlled by any Grantor shall either (a) not include in its operative documents any provision that any Equity Interests in such limited liability company or such partnership be a “security” as defined under Article 8 of the UCC, or (b) certificate any Equity Interests in any such limited liability company or such partnership. To the extent an interest in any limited liability company or partnership controlled by any Grantor and pledged hereunder is certificated or becomes certificated, each such certificate shall be delivered to the Collateral Trustee pursuant to Section 6(a) and such Grantor shall fulfill all other requirements under Section 6 applicable in respect thereof.

(m) Instruments. (i) On the Closing Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will deliver to the Collateral Trustee as Collateral hereunder all Pledged Specified Instruments then owned by such Grantor. Thereafter, whenever such Grantor acquires any other Pledged Specified Instrument, such Grantor will immediately deliver such Pledged Specified Instrument to the Collateral Trustee as Collateral hereunder. All such Pledged Specified Instruments owned by such Grantor, when delivered to the Collateral Trustee, will be indorsed to the order of the Collateral Trustee, or accompanied by duly executed instruments of assignment, with signatures appropriately guaranteed, all in form and substance satisfactory to the Collateral Trustee. Upon the delivery of any Pledged Specified Instrument owned by such Grantor to the Collateral Trustee, the Transaction Lien on such Collateral will be perfected, subject to no prior Liens or rights of others other than nonconsensual Permitted Liens.

(ii) So long as no Event of Default shall have occurred and be continuing, the Collateral Trustee will, promptly upon request by the relevant Grantor, make appropriate arrangements for making any Pledged

Instrument available to it for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Collateral Trustee, against trust receipt or like document).

(n) Letter-of-Credit Rights. Each Grantor will use commercially reasonable efforts to obtain from other Persons agreements evidencing Control of the Collateral Trustee over any Collateral that are Letter-of-Credit Rights in excess of $5,000,000 individually where confirmation of the Control of the Collateral Trustee over the particular Letter-of-Credit Rights is required in order to perfect a security interest therein.

SECTION 7. Deposit Accounts. Each Grantor represents, warrants and covenants as follows:

(a) Such Grantor will enter into Deposit Account Control Agreements with each bank or other financial institution in which it maintains a Deposit Account (other than any Exempted Deposit Account) within 45 days after the Closing Date. Thereafter, all cash owned by such Grantor will be deposited, upon or promptly after the receipt thereof, in one or more Controlled Deposit Accounts; provided that Deposit Accounts with balances of less than $1,000,000 individually on a daily basis or $5,000,000 in the aggregate with respect to all such Deposit Accounts on a daily basis need not be subject to a Deposit Account Control Agreement unless the balances in such Deposit Accounts exceed $1,000,000 individually or $5,000,000 in the aggregate.

(b) In respect of each Controlled Deposit Account, the Depositary Bank’s jurisdiction (determined as provided in UCC Section 9-304) will at all times be a jurisdiction in which Article 9 of the UCC is in effect.

(c) So long as the Collateral Trustee has Control of a Controlled Deposit Account, the Transaction Lien on such Controlled Deposit Account will be perfected, subject to no prior Liens or rights of others (except (x) the Depositary Bank’s right to deduct its normal operating charges and any uncollected funds previously credited thereto, (y) nonconsensual Permitted Liens and (z) as provided in the ABL Intercreditor Agreement).

SECTION 8. Cash Collateral Accounts. If and when required for purposes hereof or of any other Secured Debt Document, the Collateral Trustee will establish with respect to each Grantor an account (its “Cash Collateral Account”), in the name and under the exclusive control of the Collateral Trustee, into which all amounts owned by such Grantor that are to be deposited therein pursuant to such Secured Debt Documents shall be deposited from time to time. Funds held in any Cash Collateral Account may, until withdrawn, be invested and reinvested in such Permitted Investments as the relevant Grantor shall request in writing from time to time; provided that if an Actionable Default shall have occurred and be continuing, the Collateral Trustee may select such Permitted Investments. Subject to Section 14, withdrawal of funds on deposit in any Cash Collateral Account shall be permitted if, as and when expressly so provided in or in respect of the applicable provision of the Secured Debt Documents pursuant to which such Cash Collateral Account was required to be established.

SECTION 9. Commercial Tort Claims. Each Grantor represents, warrants and covenants as follows:

(a) In the case of an Original Grantor, Schedule 3 accurately describes, with the specificity required to satisfy Official Comment 5 to UCC Section 9-108, each Commercial Tort Claim with respect to which such Original Grantor is the claimant as of the Closing Date (other than any Commercial Tort Claim with a value of less than $5,000,000). In the case of any other Grantor, Schedule 3 to its first Security Agreement Supplement will accurately describe, with the specificity required to satisfy said Official Comment 5, each Commercial Tort Claim with respect to which such Grantor is the claimant as of the date on which it signs and delivers such Security Agreement Supplement.

(b) If any Grantor acquires a Commercial Tort Claim with a value of $5,000,000 or more after the Closing Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will promptly sign and deliver to the Collateral Trustee a Security Agreement Supplement granting a security interest in such Commercial Tort Claim (which shall be described therein with the specificity required to satisfy said Official Comment 5) to the Collateral Trustee for the benefit of the Secured Parties.

SECTION 10. Transfer of Record Ownership. At any time when an Actionable Default shall have occurred and be continuing, the Collateral Trustee may (and to the extent that action by it is required, the relevant Grantor, if directed to do so by the Collateral Trustee, will as promptly as practicable) cause each of the Pledged Securities (or any portion thereof specified in such direction) to be transferred of record into the name of the Collateral Trustee or its nominee. Each Grantor will take any and all actions reasonably requested by the Collateral Trustee to facilitate compliance with this Section. If the provisions of this Section are implemented, Section 6(b) shall not thereafter apply to any Pledged Security that is registered in the name of the Collateral Trustee or its nominee. The Collateral Trustee will promptly give to the relevant Grantor copies of any notices and other communications received by the Collateral Trustee with respect to Pledged Securities registered in the name of the Collateral Trustee or its nominee.

SECTION 11. Right to Vote Securities. (a) Unless an Actionable Default shall have occurred and be continuing, each Grantor will have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to any Pledged Security owned by it and the Financial Asset underlying any Pledged Security Entitlement owned by it, and the Collateral Trustee will, upon receiving a written request from such Grantor, deliver to such Grantor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any such Pledged Security that is registered in the name of the Collateral Trustee or its nominee or any such Pledged Security Entitlement as to which the Collateral Trustee or its nominee is the Entitlement Holder, in each case as shall be specified in such request and be in form and substance reasonably satisfactory to the Collateral Trustee.

(b) If an Actionable Default shall have occurred and be continuing, the Collateral Trustee will if it has given the applicable Grantor prior written notice of its intention to exercise such rights (which it will do at the written direction of the Applicable Authorized Representative) have the exclusive right to the extent permitted by law to vote, to give consents, ratifications and waivers and to take any other action with respect to the Pledged Investment Property, the other Pledged Equity Interests and the Financial Assets underlying the Pledged Security Entitlements, with the same force and effect as if the Collateral Trustee were the absolute and sole owner thereof, and each Grantor will take all such action as the Collateral Trustee may reasonably request from time to time to give effect to such right.

SECTION 12. Certain Cash Distributions. Cash Distributions with respect to assets held in a Collateral Account shall be deposited and held therein, or withdrawn therefrom, as provided in Section 8. Cash Distributions with respect to any Pledged Equity Interest or Pledged Indebtedness that is not held in a Collateral Account (whether held in the name of a Grantor or in the name of the Collateral Trustee or its nominee) shall be deposited, promptly upon receipt thereof, in a Controlled Deposit Account of the relevant Grantor; provided that, if an Actionable Default shall have occurred and be continuing, the Collateral Trustee may deposit, or direct the recipient thereof to deposit, each such Cash Distribution in the relevant Grantor’s Cash Collateral Account.

SECTION 13. Remedies upon Actionable Default. (a) If an Actionable Default shall have occurred and be continuing, the Collateral Trustee may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under the Security Documents.

(b) Without limiting the generality of the foregoing, if an Actionable Default shall have occurred and be continuing, the Collateral Trustee may exercise on behalf of the Secured Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Personal Property Collateral and, in addition, the Collateral Trustee may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Trustee’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Trustee may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral. To the maximum extent permitted by applicable law, any Secured Party may be the purchaser of any or all of the Collateral at any such sale and (with the consent of the Collateral Trustee, which may be withheld in its discretion) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply all of any part of the Secured Obligations as a credit on account of the purchase price of any Collateral payable at such sale. Upon any sale of Collateral by the Collateral Trustee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Trustee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid to the Collateral Trustee or such officer or be answerable in any way for the misapplication thereof. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Trustee shall not be obliged to make any sale of Collateral regardless of notice of sale having been given. The Collateral Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the maximum extent permitted by law, each Grantor hereby waives any claim against any Secured Party arising because the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Trustee accepts the first offer received and does not offer such Collateral to more than one offeree. The Collateral Trustee may disclaim any warranty, as to title or as to any other matter, in connection with such sale or other disposition, and its doing so shall not be considered adversely to affect the commercial reasonableness of such sale or other disposition.

(c) If the Collateral Trustee sells any of the Collateral upon credit, the Grantors will be credited only with payment actually made by the purchaser, received by the Collateral Trustee and applied in accordance with Section 14 hereof. In the event the purchaser fails to pay for the Collateral, the Collateral Trustee may resell the same, subject to the same rights and duties set forth herein.

(d) Notice of any such sale or other disposition shall be given to the relevant Grantor(s) as (and if) required by Section 16.

(e) For the purpose of enabling the Collateral Trustee to exercise rights and remedies under this Agreement at such time as the Collateral Trustee shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Trustee an irrevocable license (exercisable without payment of royalty or other compensation to the Grantors), to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Collateral Trustee may be exercised only upon the occurrence and during the continuation of an Actionable Default; provided, however, that any license, sublicense or other transaction entered into by the Collateral Trustee in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Actionable Default.

(f) The foregoing provisions of this Section shall apply to Real Property Collateral only to the extent permitted by applicable law and the provisions of any applicable Mortgage or other document.

SECTION 14. Application of Proceeds. (a) If an Actionable Default shall have occurred and be continuing, the Collateral Trustee may apply (i) any cash held in the Collateral Accounts and (ii) the proceeds of any sale or other disposition of all or any part of the Collateral, in the order of priorities set out in Section 4 of the Collateral Trust Agreement.

SECTION 15. Fees and Expenses; Indemnification. (a) The Company will promptly following demand (and in any event within three Business Days after the demand therefore) pay to the Collateral Trustee:

(i) the amount of any taxes that the Collateral Trustee may have been required to pay by reason of the Transaction Liens or to free any Collateral from any other Lien thereon;

(ii) the amount of any and all reasonable and documented out-of-pocket expenses, including transfer taxes and reasonable fees and expenses of one counsel and no more than one counsel in each jurisdiction where Collateral is located, that the Collateral Trustee may incur in connection with (x) the administration or enforcement of the Security Documents, including such expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Collateral Trustee of any of its rights or powers under the Security Documents;

(iii) the amount of any fees that the Company shall have agreed in writing to pay to the Collateral Trustee and that shall have become due and payable in accordance with such written agreement; and

(iv) the amount required to indemnify the Collateral Trustee for, or hold it harmless and defend it against, any loss, liability or expense (including the reasonable and documented fees and expenses of its counsel and any sub-agents appointed by it hereunder) incurred or suffered by the Collateral Trustee in connection with the Security Documents, except to the extent that such loss, liability or expense arises from the Collateral Trustee’s gross negligence or willful misconduct or a breach of any duty that the Collateral Trustee has under this Agreement (after giving effect to Section 17).

Any such amount not paid to the Collateral Trustee within three Business Days after a demand will bear interest for each day thereafter until paid at a rate per annum equal to the sum of 2% plus the rate applicable to ABR Term Loans (as defined in the Term Loan Credit Agreement) for such day.

(b) If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or other transaction provided for in the Security Documents, the Company will pay such tax and provide any required tax stamps to the Collateral Trustee or as otherwise required by law.

(c) The Company shall indemnify each of the Secured Parties, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, losses, damages, costs and expenses of any kind (including reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and reasonable fees and disbursements of counsel) arising out of, or in connection with any and all Environmental Liabilities (as defined in the Term Loan Credit Agreement); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the generality of the foregoing, each Grantor waives all rights for contribution and all other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or related to Environmental Laws (as defined in the Term Loan Credit Agreement) that it might have by statute or otherwise against any Indemnitee.

SECTION 16. Authority to Administer Collateral. Each Grantor irrevocably appoints the Collateral Trustee its true and lawful attorney, with full power of substitution, in the name of such Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the Company’s expense, to the extent permitted by law to exercise, at any time and from time to time while an Actionable Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of such Grantor’s Collateral:

(a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof;

(b) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

(c) to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Trustee were the absolute owner thereof; and

(d) to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

provided that, except in the case of Personal Property Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Trustee will give the relevant Grantor at least ten days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (i) contain the information specified in UCC Section 9-613, (ii) be Authenticated and (iii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Collateral Trustee fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

SECTION 17. Limitation on Duty in Respect of Collateral. Beyond the exercise of reasonable care in the custody and preservation thereof, the Collateral Trustee will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee selected by it in good faith or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Trustee will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Collateral Trustee in good faith, except to the extent that such liability arises from the Collateral Trustee’s gross negligence or willful misconduct.

SECTION 18. General Provisions Concerning Collateral Trustee. The provisions of Section 6 of the Collateral Trust Agreement shall inure to the benefit of the Collateral Trustee and shall be binding on each Grantor and each Secured Party.

SECTION 19. Termination of Transaction Liens; Release of Collateral. The Transaction Liens granted by each Grantor hereunder shall terminate, be released or be subordinated as set forth in Section 7 of the Collateral Trust Agreement.

SECTION 20. Additional Grantors. Any Subsidiary may become a party hereto by signing and delivering to the Collateral Trustee a Security Agreement Supplement, whereupon such Subsidiary shall become a “Grantor” as defined herein.

SECTION 21. Notices. Each notice, request or other communication given to any party hereunder shall be given in accordance with Section 9 of the Collateral Trust Agreement, and in the case of any such notice, request or other communication to a Grantor other than the Company, shall be given to it in care of the Company.

SECTION 22. No Implied Waivers; Remedies Not Exclusive. No failure by the Collateral Trustee or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Security Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Trustee or any Secured Party of any right or remedy under any Secured Debt Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Secured Debt Documents are cumulative and are not exclusive of any other rights or remedies provided by law.

SECTION 23. Successors and Assigns. This Agreement is for the benefit of the Collateral Trustee and the Secured Parties. If all or any part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on the Grantors and their respective successors and assigns.

SECTION 24. Amendments and Waivers. Neither this Agreement nor any provision hereof may be waived or amended, modified except pursuant to an agreement or agreements in writing entered into by the Collateral Trustee, with the consent of such Secured Parties as are required to consent thereto under Section 8(c) of the Collateral Trust Agreement. No such waiver, amendment or modification shall be binding upon any Grantor, except with its written consent.

SECTION 25. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT REMEDIES PROVIDED BY THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK ARE GOVERNED BY THE LAWS OF SUCH JURISDICTION.

SECTION 26. Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER SECURITY DOCUMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 25.

SECTION 27. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Security Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 28. ABL Intercreditor Agreement. Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Collateral Trustee pursuant to this Agreement and (ii) the exercise of any right or remedy by the Collateral Trustee hereunder or the application of proceeds (including insurance proceeds and condemnation proceeds) of any Collateral, are subject to the provisions of the Intercreditor Agreement dated as of June 16, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), among the ABL Agent, the Collateral

Trustee, the Company, Holdings and the Subsidiaries of the Company party thereto. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SPECTRUM BRANDS, INC.

By:	/s/ John T. Wilson
	Name:	John T. Wilson
	Title:	Vice President, Secretary & General Counsel

DB ONLINE, LLC, ROVCAL, INC., SPECTRUM JUNGLE LABS CORPORATION, SPECTRUM NEPTUNE US HOLDCO CORPORATION, TETRA HOLDING (US), INC., UNITED PET GROUP, INC.

By:	/s/ John T. Wilson
Name: John T. Wilson
Title: Vice President and Secretary

ROV HOLDING, INC.

By:	/s/ John T. Wilson
Name: John T. Wilson
Title: Secretary

SCHULTZ COMPANY, UNITED INDUSTRIES CORPORATION

By:	/s/ John T. Wilson
	Name:	John T. Wilson
	Title:	Vice President and Assistant Secretary

SB/RH HOLDING, LLC,

RUSSELL HOBBS, INC.,

APN HOLDING COMPANY, INC.,

APPLICA AMERICAS, INC.,

APPLICA CONSUMER PRODUCTS, INC.,

APPLICA MEXICO HOLDINGS, INC.,

HOME CREATIONS DIRECT, LTD.,

HP DELAWARE, INC.,

HPG LLC,

SALTON HOLDINGS, INC.,

TOASTMASTER INC.

By:	/s/ Lisa R. Carstarphen
	Name:	Lisa Carstarphen
	Title:	Vice President and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Trustee

By:	/s/ Elizabeth T. Wagner
	Name:	Elizabeth T. Wagner
	Title:	Vice President